Exhibit 10.32

THIS EQUITY APPRECIATION FEE RIGHT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED TO ANY THIRD-PARTY FINANCING ARRANGEMENT TO WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES IS OR MAY BECOME SUBJECT (INCLUDING THE CREDIT AGREEMENT (AS DEFINED BELOW)).

EQUITY APPRECIATION FEE RIGHT AGREEMENT

This Equity Appreciation Fee Right Agreement (this “Agreement”) is entered into this 20th day of December, 2019 (the “Effective Date”) by and between Cure TopCo, LLC, a Delaware limited liability company formerly known as Chloe Ox Holdings, LLC (the “Company”), and Collaborative Care Holdings, LLC, a limited liability company organized under the laws of Delaware (“CCH”), and sets forth the terms of an award to CCH of an Equity Appreciation Fee Right (the “EAR”) intended to serve as an incentive to CCH and its affiliate, United HealthCare Services, Inc. (“UHS”), to provide certain data and minimum purchase commitments to further enable the Company’s operations and to perform under a Clinical Consultant Agreement, dated as of March 30, 2015, by and between Signify Health, LLC (“Signify”), a wholly-owned indirect subsidiary of the Company, and UHS, together with any statements of work delivered or entered into pursuant to the terms thereof (as amended as of the date hereof and as may be amended, restated or otherwise modified from time to time, the “CCA”).

1. Grant and Value of Equity Appreciation Fee Rights.

(a) In exchange for certain of CCH’s and UHS’s data and minimum purchase commitments and the full performance of their respective obligations under the CCA, the Company hereby grants to CCH the EAR, under which CCH shall, subject to the terms and conditions of this Agreement, be entitled to receive an amount equal to the non-forfeited portion of 3.5% of the excess of (i) the Fair Market Value of the Equity as of the applicable date of determination over (ii) the Base Threshold; provided, however, that if a Change in Control or Corporate Transaction occurs on or before the first anniversary of the Effective Date:

(i)

if the Year 1 Value is less than the Floor Value, at the election of the Company Board (subject to receipt of the written consent of NMP V), CCH shall be entitled to receive (in lieu of any other payment and in full satisfaction of the EAR) one of the following:

1.

an amount equal to the Floor Value payable in the form of cash or, if the consideration in the applicable Change in Control or Corporate Transaction does not consist solely of cash, Applicable Consideration;

2.

cash and/or the same form of non-cash consideration in the same proportion(s) (subject to rounding) as paid in the applicable Change in Control or Corporate Transaction (it being understood that (x) in connection with receipt of any consideration consisting of securities, CCH will be required to enter into any shareholders agreement or similar arrangement applicable to such securities as may be entered into by NMP V and/or its Affiliates in connection with the receipt of such consideration) and (y) any equity securities issued to CCH pursuant to this clause (2) may, at the election of the Company Board, consist of non-voting securities even if NMP V and/and or its Affiliates recCeive voting securities, so long as the economic terms and conditions of such voting and non-voting securities are otherwise identical and the applicable documents provide that such voting and non-voting securities shall be deemed to have equal value on a present and going forward basis); provided, that such cash and non-cash consideration shall have an aggregate value equal to the Floor Value (based on the value attributed to such non-cash consideration in the applicable transaction); or

3.

an agreement between CCH and the controlling entity of the Company following such Change in Control or Corporate Transaction (a “Substitute Agreement”) that substantially matches the terms of this Agreement and places CCH in the same position regarding this Agreement as it was before such Change in Control or Corporate Transaction, it being understood that the Company Board, in its sole discretion, may elect to pay some or all of the Floor Value in cash and the remainder in the form of a Substitute Agreement;

(ii)

if the Year 1 Value is greater than or equal to the Floor Value, at the election of the Company Board (subject to receipt of the written consent of NMP V), CCH shall be entitled to receive (in lieu of any other payment and in full satisfaction of the EAR) either:

1.	the Year 1 Value in the form of cash or, if the consideration in the applicable Change in Control or Corporate Transaction does not consist solely of cash, Applicable Consideration; or

2.

a Substitute Agreement, it being understood that the Company Board, in its sole discretion, may elect to pay some or all of the Year 1 Value in cash and the remainder in the form of a Substitute Agreement.

(b) No later than sixty (60) Business Days after December 31, 2020 for Annual Target I, December 31, 2021 for Annual Target II and December 31, 2022 for Annual Target III, as applicable, the Company shall deliver a written statement of Revenue under the CCA for such fiscal year and any forfeited EAR percentages, as applicable (such statement, the “Annual Statement”). While such Annual Statements may be delivered prior to receipt of Annual Audited Financial Statements for the applicable fiscal year in order to comply with such sixty (60) Business Day deadline, if CCH delivers a Notice of Disagreement (as defined below) either party may elect to defer resolution of such dispute until delivery of the Annual Audited Financial Statements, in which case the periods set forth in this subsection (b) shall be deemed modified accordingly. During the thirty (30) Business Day period following CCH’s receipt of the Annual Statement, CCH shall have the opportunity to review the Annual Statement, and if CCH disagrees with the calculation of any items therein, it shall notify the Company in writing

(“Notice of Disagreement”) of such disagreement within such thirty (30) Business Day period. Any Notice of Disagreement shall specify in reasonable detail the specific amount(s) disputed, CCH’s rational for such dispute(s) and its proposed calculation for such disputed amount(s). The Annual Statement shall become final and binding upon the parties on the thirtieth (30th) Business Day following delivery thereof by the Company to CCH, unless CCH delivers a Notice of Disagreement to the Company before such date in accordance with this subsection (b). In the event that a Notice of Disagreement is delivered within the thirty (30) Business Day period, then the dispute mechanism provisions of Section 6(f) of this Agreement shall apply mutatis mutandis (provided that (i) such provision shall be applied with respect to the amount of annual Revenue rather than the Fair Market Value of the Equity, (ii) references to Houlihan Lokey shall be deemed to refer to an auditing firm of national standing mutually agreed by the Company and CCH and (iii) references to an investment banking firm or appraisal firm shall refer to an auditing firm of national standing). Once the Annual Statement has been mutually agreed upon pursuant to this Section 1(b) (or through the dispute mechanism provisions of Section 6(f)), then any forfeited portion of the EAR shall automatically be forfeited without any further action being required by the parties. In the event an Exercise Date or Exchange Date occurs after December 31 of a fiscal year and prior to final determination of annual Revenue for such fiscal year, the Company shall make appropriate provision for final determination of such annual Revenue or forfeited portion of the EAR based on the Revenue for such fiscal year (and may defer payment of any amount that would otherwise be payable pursuant to the portion of the EAR that is subject to potential forfeiture based on the Revenue for such fiscal year until final determination of such Revenue in accordance with this Agreement, and which shall only be paid if the relevant portion of the EAR is not forfeited).

2. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquired Revenue” shall mean, in the event that the Company directly or indirectly acquires any Person or business after the date hereof, the net payments (i.e., net of any refunds or reversals) actually received by such target from UHS and its subsidiaries (not determined in accordance with GAAP) for the 12-month period ending on the last day of the month ended immediately prior to the date of such acquisition. For the avoidance of doubt, Acquired Revenue shall not include any Revenue in excess of such amount (i.e., if UHS increases its business with the target following such acquisition).

“Adjustment Notice” has the meaning set forth in Section 8(b).

“Affiliate” shall mean, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the preamble.

“Annual Audited Financial Statements” shall have the meaning set forth in Section 9(b).

“Annual CCH Material Breach” shall mean the first to occur in any calendar year of (x) UHS’s failure to comply with its obligations under the last sentence of Section 3.5 of the CCA (as amended, including by Amendment No. 4 to the CCA), with respect to meeting sixty-five percent (65%) of the Minimum Commitment by September 30 in any calendar year and (y) UHS’s breach or failure to comply with Section 2.C(3) (Forecasting) of Statement of Work No. 03 to the CCA (as amended, including by Amendment No. 3 to such Statement of Work); provided, that, in the case of each of the foregoing, Signify has provided UHS with notice of such failure or breach pursuant to the terms of Section 21 (Notices) of the CCA and such failure or breach is not capable of being cured or has not been fully cured by the applicable deadline set forth in the CCA.

“Annual Statement” shall have the meaning set forth in Section 1(b).

“Annual Target I” shall have the meaning set forth in Schedule 1 hereto. “Annual Target II” shall have the meaning set forth in Schedule 1 hereto. “Annual Target III” shall have the meaning set forth in Schedule 1 hereto.

“Annual Targets” shall mean Annual Target I, Annual Target II and Annual Target III, collectively.

“Applicable Consideration” shall have the meaning set forth in Section 6(c).

“Applicable Percentage” shall mean, as of any applicable time on or before the first anniversary of the Effective Date, the percentage equal to (x) 100% minus (y) the percentage equal to the aggregate percentage of the EAR that has been forfeited as of such time pursuant to Section 4.

“Appraiser” has the meaning set forth in Section 6(f)(ii).

“Base Threshold” shall mean $2,720,000,000.00, subject to adjustment as set forth in Section 8.

“Beneficially Own” shall mean beneficial ownership as determined under Rule 13d-5 promulgated under the Exchange Act as in effect on the date hereof.

“Borrower” shall mean Cure Borrower, LLC, a Delaware limited liability company formerly known as Signify Health, LLC and indirect, wholly-owned subsidiary of the Company.

“Borrower Board” shall mean the board of directors (or similar governing body) of Borrower.

“Business Day” shall mean any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Cash Obligation” shall mean the one-time right to receive an amount in cash equal to the non-forfeited portion of the vested EAR outstanding as of the Exchange Date calculated pursuant to the applicable formula set forth in Section 1 as of such Exchange Date, payable when the vested and non-forfeited EAR is exercised pursuant to Section 5 within the timeframe and in the manner set forth in Section 6 so long as such exercise occurs on or before the Expiration Date.

“CCA” has the meaning set forth in the preamble. “CCH” has the meaning set forth in the preamble.

“Change in Control” shall mean:

(a) at any time prior to a Qualified IPO, any combination of Permitted Holders shall (i) fail to Beneficially Own, directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower or (ii) fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Borrower Board (or similar governing body) (should such body exist); or

(b) at any time after a Qualified IPO, (i) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), but excluding (x) any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders, shall have, directly or indirectly, acquired Beneficial Ownership of Equity Interests representing thirty-five percent (35%) or more of the aggregate voting power represented by the issued and outstanding Equity Interests of Borrower and the Permitted Holders shall own, directly or indirectly, less than such “person” or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of Borrower unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the Borrower Board (or similar governing body) or (ii) the Permitted Holders shall fail, at such time, to have the right or the ability, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Borrower Board (or similar governing body) (should such body exist).

“Closing Price” of a Share shall mean, on any day, (a) the last reported sale price for such Share on such day or, in the event no such sale takes place on such day, the average of the closing bid and asked prices on such day, in each case on the New York Stock Exchange, or (b) if the Shares are not then listed or admitted to trading on such exchange, on the principal national securities exchange on which the Shares are listed or admitted to trading, or, if the Shares are not listed or admitted to trading on any such exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported on the Nasdaq National Market System.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” shall mean the board of directors of the Company.

“Company Material Breach” shall mean a material breach of the CCA by Signify resulting from an action or failure to act by Signify or its Affiliates which results in either (a) an uncured breach of one or more of the Service Levels included in and defined in the CCA and the Statements of Work (“SOWs”) of the CCA or (b) an uncured breach of the Data Product License Grant (as defined in Amendment No. 3 of the CCA); provided, in the case of each of the foregoing, that UHS has provided Signify with notice of such breach pursuant to the terms of Section 21 (Notices) of the CCA and such breach is not capable of being cured or has not been fully cured by the applicable deadline set forth in the CCA.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corporate Transaction” shall mean the occurrence of any event which results in the NMP Entities ceasing to Beneficially Own, directly or indirectly, Equity Interests representing 25% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower.

“Credit Agreement” shall mean the Credit Agreement, dated as of December 21, 2017, by and among Borrower (as successor in interest to Chloe Ox Parent, LLC), Intermediate, LLC, UBS AG, STAMFORD BRANCH as Administrative Agent and Collateral Agent, UBS Securities LLC and Deutsche Bank Securities Inc. as Joint Lead Arrangers, Joint Bookrunners, Document and Syndication Agents, and the Lenders party thereto from time to time, as has been or may be amended, amended and restated and/or modified from time to time.

“EAR” has the meaning set forth in the preamble.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided, that any instrument evidencing indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Date” shall mean, if the vested and non-forfeited EAR is not already exercised pursuant to Section 5 and the Expiration Date has not occurred, 5:00 p.m., New York City time, on the first to occur of (a) at the election of CCH in its sole discretion, the last day of the calendar quarter during which a Company Material Breach has occurred, (b) non-renewal of the CCA and (c) if (a) or (b) is not applicable, a date specified in a notice delivered by CCH to the Company pursuant to Section 13; provided, in the case of this clause (c), that such date (i) is on or after December 31, 2022 and before the Expiration Date, (ii) is at least ten (10) Business Days following the date of such notice and (iii) is the last date of a calendar quarter.

“Exercise Date” shall mean the earliest to occur of (a) a Corporate Transaction or a Change in Control or (b) a date upon the request of CCH agreed to by the Company Board (subject to the consent of NMP V) in its sole discretion in accordance with Section 5.

“Expiration Date” shall mean 5:00 p.m. New York City time on the 20th anniversary of the Effective Date.

“Fair Market Value of the Equity” shall mean, on a given date, the aggregate value of the Reference Equity determined as follows: (a) if Reference Equity is listed or traded in a manner referred to in the definition of “Closing Price,” the volume- weighted average trading price of a Share over a period of thirty (30) calendar days immediately preceding such date, or (b) if the Reference Equity is not so listed or traded on such date, the value determined in accordance with Section 6. Notwithstanding the foregoing, if the EAR becomes exercisable as a result of any Third Party transaction, the Fair Market Value of the Equity shall be determined in good faith by the Company Board (subject to receipt of the written consent of NMP V) by reference to the consideration paid (as and when received) in such transaction (i.e., the valuation used to determine the price per share or unit paid to holders of Equity Interests of the Company and/or options to acquire Equity Interests of the Company in or as a result of such transaction).

“Floor Value” means the dollar value of the Applicable Percentage of $30,000,000.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Intermediate” means Cure Intermediate 3, LLC, a Delaware limited liability company formerly known as Chloe Ox Intermediate 3, LLC and indirect, wholly-owned subsidiary of the Company.

“Management Investors” shall mean the officers, directors, employees and other members of management of Borrower and its direct or indirect subsidiaries (or, in each case of Borrower and such subsidiaries, any parent company thereof) who are investors in Borrower or any direct or indirect parent thereof.

“NMP Entities” shall mean NMP V, NMP V AIV and/or any of their respective Affiliates.

“NMP V” shall mean New Mountain Partners V, L.P., a Delaware limited partnership.

“NMP V AIV” shall mean New Mountain Partners V (AIV-C), L.P., a Delaware limited partnership.

“Notice of Disagreement” shall have the meaning set forth in u.

“Objection Notice” has the meaning set forth in Section 8(c).

“Permitted Holders” shall mean, each of (a) the Sponsor; (b) the Management Investors; (c) any Permitted Transferee of any of the foregoing Persons; and (d) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), including any of the foregoing Persons; provided, that any combination of such foregoing Persons referred to in clauses (a), (b) and (c) shall directly or indirectly hold a majority of the aggregate voting interests in the Equity Interests of Borrower; provided, further, that the Management Investors and their Permitted Transferees that are not otherwise Permitted Holders shall not compromise more than 50% of the “Permitted Holders” at any time.

“Permitted Transferee” shall mean, in the case of any Management Investor, his or her or its executor, administrator, testamentary trustee, legatee or beneficiaries, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (c) a trust, the beneficiaries of which, or a corporation or partnership, the equity holders or partners of which, include only such Management Investor and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Promissory Note” has the meaning set forth in Section 6(c).

“Qualified IPO” shall mean the issuance by Intermediate, Borrower or any direct or indirect parent of Intermediate of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) that results in Intermediate, Borrower or any direct or indirect parent of Intermediate receiving net proceeds of at least $150,000,000.

“Reference Equity” shall mean (a) if the common Equity Interests of the Company are listed or traded in a manner referred to in the definition of “Closing Price,” the common Equity Interests of the Company or (b) if the common Equity Interests of the Company are not so listed or traded but the common stock or common Equity Interests of any parent entity which Beneficially Owns at least a majority of the common Equity Interests of the Company are so listed or traded, the common stock or common Equity Interests of such parent entity, or (c) if neither clause (a) nor clause (b) applies, the Equity Interests of the Company. For the avoidance of doubt neither NMP V, NMP V AIV nor any entity that invests in or controls NMP V or NMP V AIV shall be considered a parent entity for purposes of this definition.

“Revenue” shall mean, for any specified period, the net payments (i.e., net of any refunds or reversals) actually received from UHS and its subsidiaries under the CCA or any SOW delivered or entered into pursuant to the terms thereof and shall not be determined in accordance with GAAP; provided, that Revenue shall exclude any “Acquired Revenue.”

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share” shall mean a share (or other unit or Equity Interest, as applicable) of the Reference Equity.

“Signify” has the meaning set forth in the preamble.

“Sponsor” shall mean NMP V and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Substitute Agreement” shall have the meaning set forth in Section 1(a)(i).

“Summary Financial Information” shall have the meaning set forth in Section 9(b).

“Target CCH Material Breach” shall mean UHS’s breach or failure to comply with Section 2 (Personnel) of Statement of Work No. 03 to the CCA (as amended, including by Amendment No. 3 to such Statement of Work); provided, that Signify has provided UHS with notice of such failure or breach pursuant to the terms of Section 21 (Notices) of the CCA and such failure or breach is not capable of being cured or has not been fully cured by the applicable deadline set forth in the CCA.

“Third Party” shall mean any Person other than an NMP Entity.

“UHS” has the meaning set forth in the preamble.

“Year 1 Value” means, in the case of a Change in Control or Corporate Transaction occurring on or before the first anniversary of the Effective Date, an amount equal to the non-forfeited portion of 3.5% of the excess of (A) the Fair Market Value of the Equity as of the applicable date of determination over (B) the Base Threshold.

3. Term of EAR. If the vested EAR has not been forfeited in its entirety pursuant to Section 4 and has not been exercised pursuant to Section 5 by the Exchange Date, then the non-forfeited portion of the vested EAR shall automatically convert into the Cash Obligation on the Exchange Date pursuant to the applicable formula set forth in Section 1. For the avoidance of doubt, if no Change in Control or Corporate Transaction has occurred at or before the Expiration Date, and the vested and non-forfeited portion of the EAR has not otherwise been exercised pursuant to Section 5 at or before the Expiration Date, the EAR or Cash Obligation, as applicable, shall automatically be cancelled and no payment shall be made in respect thereof. In the event of an Annual CCH Material Breach or Target CCH Material Breach following the Exchange Date and prior to a Change in Control or Corporate Transaction, the Cash Obligation shall automatically be cancelled and no payment shall be made in respect thereof.

4. Vesting; Forfeiture.

(a) Subject to the terms and conditions hereof, one hundred percent (100%) of the EAR shall vest on the Effective Date. CCH will not make an election pursuant to Section 83(b) of the Code in connection with the grant of the EAR. Notwithstanding the foregoing, and to the extent the EAR has not been exercised pursuant to Section 5, if:

(i)

95% of Annual Target I is not achieved by December 31, 2020 or an Annual CCH Material Breach occurs between the Effective Date and December 31, 2020 (subject to final determination under any applicable dispute resolution procedures in the event CCH disputes the occurrence of such Annual CCH Material Breach), 33.33% of the EAR will be forfeited following compliance with the provisions of Section 1, it being understood that no more than 33.33% in the aggregate of the EAR can be forfeited pursuant to this Section 4(a)(i);

(ii)

95% of Annual Target II is not achieved by December 31, 2021 or an Annual CCH Material Breach occurs between January 1, 2021 and December 31, 2021 (subject to final determination under any applicable dispute resolution procedures in the event CCH disputes the occurrence of such Annual CCH Material Breach), 33.33% of the EAR will be forfeited following compliance with the provisions of Section 1, it being understood that no more than 33.33% in the aggregate of the EAR can be forfeited pursuant to this Section 4(a)(ii);

(iii)

95% of Annual Target III is not achieved by December 31, 2022 or an Annual CCH Material Breach occurs between January 1, 2022 and December 31, 2022 (subject to final determination under any applicable dispute resolution procedures in the event CCH disputes the occurrence of such Annual CCH Material Breach), 33.34% of the EAR will be forfeited following compliance with the provisions of Section 1, it being understood that no more than 33.34% in the aggregate of the EAR can be forfeited pursuant to this Section 4(a)(iii); and

(iv)

a “Key Event” (as defined in the CCA) and/or a Target CCH Material Breach occurs, (A) during 2020, 100% of the EAR will automatically be forfeited, (B) during 2021, 80% of the EAR will automatically be forfeited, and (C) during 2022, 60% of the EAR will automatically be forfeited (subject in each case of the foregoing to final determination under any applicable dispute resolution procedures in the event CCH disputes the occurrence of such Key Event and/or Target CCH Material Breach); provided, that (i) if a forfeiture pursuant to Section 4(a)(i),(ii) or (iii) has occurred in any given year and a Key Event and/or a Target CCH

Material Breach occurs following such forfeiture and before the end of such year, the aggregate percentage to be forfeited pursuant to Section 4(a)(i) through (iv) for the applicable year shall equal the relevant percentage set forth in this Section 4(a)(iv) and (2) if a forfeiture occurs pursuant to this Section 4(a)(iv) in any given year, then there shall be no additional forfeiture pursuant to Section 4(a)(i),(ii) or (iii) for such year.

(b) Any reference to a percentage less than 100% in this Section 4 refers to a percentage of the original EAR before giving effect to any prior percentage reduction thereto. In the event that, as a result of one or more partial forfeitures of the EAR pursuant to this Agreement, the percentage of the EAR that remains outstanding is less than or equal to 0.01% of the original EAR, then the remaining 0.01% (or such lesser portion) of the EAR shall automatically be forfeited without any further action on the part of any party hereto.

(c) CCH shall have the right to cure a failure to achieve any of the Annual Targets in the manner specified in the applicable subsection of Section 4(a), by making a cash payment to the Company in an amount equal to the portion of the relevant Annual Target not so achieved by wire transfer of immediately available funds (to an account or accounts specified by the Company to CCH) within five (5) Business Days of the final determination of whether or not 95% of such Annual Target was or was not achieved in the applicable year. For the avoidance of doubt, in the event of any such cure by cash payment, no portion of the EAR shall be forfeited solely due to the failure to achieve 95% of the relevant Annual Target in such year.

5. Exercise of the EAR. Any vested and non-forfeited portion of the EAR shall be exercised automatically upon the occurrence of a Change in Control or Corporate Transaction; provided, that, notwithstanding the foregoing, the Company Board (subject to receipt of the written consent of NMP V) may in its sole discretion permit earlier exercise of any vested and non-forfeited portion of the EAR upon the request of CCH. For the avoidance of doubt, if the Fair Market Value of the Equity on the Exercise Date or Exchange Date is less than the Base Threshold, the EAR shall automatically be cancelled without any payment being made or owed in respect thereof.

6. Payment; Appraisal.

(a) Upon exercise of any vested and non-forfeited portion of the EAR by reason of a Change in Control or Corporate Transaction, CCH shall be paid the amounts due hereunder in Applicable Consideration at (i) in the case of a Third Party transaction, the same time as amounts are payable (as and when payable) in the Third Party transaction that results in such Change in Control or Corporate Transaction or (ii) in any other case, within thirty (30) days following any Change in Control or Corporate Transaction; provided, that any such Change in Control or Corporate Transaction occurs on or before the Expiration Date. Sales of Shares pursuant to a public offering, sales pursuant to Rule 144 under the Securities Act, or sales otherwise made on the open market shall not constitute Third Party transactions for purposes of this Agreement.

(b) If earlier exercise of any vested and non-forfeited portion of the EAR is permitted by the Company Board in its sole discretion (subject to receipt of the written consent of NMP V) following a request by CCH, the amount hereunder shall be payable in the form of cash within one hundred eighty (180) days of exercise.

(c) “Applicable Consideration” shall mean (i) cash in the event of a Change in Control or Corporate Transaction involving payment of consideration consisting solely of cash or (ii) in the event of a Change in Control or Corporate Transaction involving payment of consideration consisting of or including non- cash consideration, at the election of the Company Board (subject to receipt of the written consent of NMP V), either (A) cash or (B) cash, if applicable, and a promissory note in the same proportion(s) (subject to rounding) to the proportion(s) of cash and the fair market value of the non-cash consideration paid in such Change in Control or Corporate Transaction (it being understood that, in connection with receipt of any consideration in the form of a promissory note, such promissory note shall be payable in annual installments over three years commencing on the first anniversary of the exercise date, with interest accruing at 6.0% per year, and the Company shall be permitted, in its sole discretion, to prepay such promissory note at any time and without penalty (“Promissory Note”)). Debt securities included as consideration in any Third Party transaction shall be deemed to have a value equal to the principal amount thereof. Equity securities included as consideration in any Third Party transaction shall be valued as follows: (i) if such securities are listed or traded in a manner referred to in the definition of “Closing Price,” the volume-weighted average trading price of the applicable security over a period of thirty (30) calendar days immediately preceding the Exercise Date or (ii) if such securities are not so listed or traded on the Exercise Date, a value determined in accordance with Section 6 (provided that references to the Fair Market Value of the Equity shall instead be deemed to refer to the fair market value of such securities).

(d) If a Change in Control or Corporate Transaction occurs following conversion of the EAR into the Cash Obligation and on or prior to the Expiration Date, CCH shall be paid the amounts due hereunder in cash at (i) in the case of a Third Party transaction, the same time as amounts are payable in the Third Party transaction that results in such Change in Control or Corporate Transaction or (ii) in any other case, within thirty (30) days following the Change in Control transaction or Corporate Transaction.

(e) Notwithstanding the foregoing, in the event that (i) the Credit Agreement or any other Third Party financing arrangement would prohibit the distribution of cash to the Company in an amount sufficient to make any payment in cash or (ii) the Company would not be permitted by the terms of the Credit Agreement or any other Third Party financing arrangement to which the Company or any of its subsidiaries is subject to make any cash payment hereunder, then any cash payment hereunder shall be in the form of a Promissory Note.

(f) If clause (b) of the definition of “Fair Market Value of the Equity” applies, the Fair Market Value of the Equity shall be determined as follows (it being understood that any determination by the Company pursuant to this clause (f) shall be subject to receipt of the written consent of NMP V):

(i)

First, CCH and the Company shall negotiate in good faith for up to thirty (30) days (or such longer period as they may mutually agree) to come to mutual agreement with respect to the Fair Market Value of the Equity. During such period, the Company shall provide CCH with such information as it may reasonably request in order to ascertain the Fair Market Value of the Equity; provided, that such information shall be subject to the confidentiality obligations of Section 10 hereof and CCH shall be required to sign customary auditor access letters prior to being provided with any information that the auditors of any relevant entity may require be subject to such access letters.

(ii)

If CCH and the Company are unable to reach agreement pursuant to clause (i), then CCH and the Company shall jointly engage Houlihan Lokey or such other firm determined in accordance with this clause (ii) (the “Appraiser”) to resolve such dispute (acting as an expert and not an arbitrator) within thirty (30) days after such Appraiser is engaged in accordance with this Agreement. If such firm is unable or unwilling to serve, CCH and the Company shall jointly appoint an investment banking firm or appraisal firm of national standing to be the Appraiser. If CCH and the Company are unable to agree upon such firm within ten (10) Business Days, then each of CCH and the Company shall select an investment banking firm or appraisal firm of national standing, and each of which will be considered an Appraiser under this Agreement. In the event the preceding sentence applies, the Fair Market Value of the Equity will be the midpoint of the valuations provided by each such Appraiser, determined in accordance with the procedures set forth in this Section 6(f).

(iii)

The engagement with the Appraiser(s) shall contain customary confidentiality provisions reasonably acceptable to the Company and the Appraiser(s) may be required to enter into customary auditors access letters with respect to any information that the auditors of any relevant entity may require be subject to such access letters. CCH and the Company shall each use commercially reasonable efforts to cause the Appraiser(s) to deliver a written report containing its calculation of the Fair Market Value of the Equity within thirty (30) days of the engagement thereof.

(iv)

CCH and the Company shall each provide the Appraiser(s) with a statement of its proposed Fair Market Value of the Equity together with such supporting presentations and materials as it may deem appropriate within ten (10) Business Days following engagement of the Appraiser(s). In addition, the Company shall make available to the Appraiser(s) the books and records of any relevant entity and the relevant personnel and properties of such companies, as well as any documents or work papers used in the preparation of the financial statements of such entities as the Appraiser(s) may reasonably request. Each party shall provide the other with complete and accurate copies of all materials provided to the Appraiser(s), which, in the case of materials received by CCH, shall be subject to Section 10 hereof (and the execution of customary auditors access letters as described above).

(v)

The Appraiser(s) shall issue a report (or reports) regarding its (or their) determination of the Fair Market Value of the Equity assuming an arm’s length sale of one hundred percent (100%) of the Equity Interests of the issuer of the Reference Equity to an unaffiliated third party; provided, that the Appraiser(s) may not assign a value higher than the value proposed by CCH or lower than the value proposed by the Company. The Appraiser report(s) (or the midpoint valuation of the values in each report, as applicable) shall be final and binding on CCH and the Company for purposes of this Agreement and shall be enforceable as an arbitration award would be, except that the activities of the Appraiser(s) and the procedures and submissions contemplated hereby are intended to be less formal than many arbitrations and no formal rules of arbitration shall be followed (including with respect to rules of procedure and discovery).

(vi)	The fees, costs and expenses of the Appraiser(s) shall be borne equally by CCH and the Company.

(g) Notwithstanding any provision of this Agreement to the contrary, if the amount of any payment to be made hereunder is being disputed by the parties, the deadline for payment shall be extended to 5:00 p.m. on the fifth (5th) Business Day following the final resolution of such dispute in accordance with the terms of this Agreement.

7. Nontransferability. The EAR is nontransferable, and may not be sold, pledged or otherwise assigned (nor may any offer of the foregoing be made), without the consent of the Company Board (subject to receipt of the written consent of NMP V), which may be granted or withheld in its sole discretion; provided, that CCH may transfer the EAR or the Cash Obligation in whole, but not in part to Optum, Inc. or any of its wholly-owned subsidiaries. No right or interest of CCH in the EAR shall be liable for, or subject to, any lien or obligation of CCH. No transfer of the EAR or Cash Obligation hereunder shall affect the terms of this Agreement, including any provisions relating to forfeiture of the EAR or Cash Obligation, or the CCA.

8. Changes in Capital Structure/Acquisitions and Dispositions; Adjustment to Base Threshold.

(a) In the event of changes in the outstanding capital interests or in the equity capital structure of the Company (and/or any parent entity or issuer of Reference Equity, as the case may be) by reason of primary issuances, stock (or equivalent) dividends, stock (or equivalent) splits, or combination of shares (including reverse stock (or equivalent) splits), recapitalizations (excluding debt issuances) or other changes in the Company’s equity capital structure, and to account for mergers, consolidations and similar transactions, the Company Board shall, in its good faith discretion (subject to receipt of the written consent of NMP V), make appropriate adjustments to the Base Threshold and any other provision of this Agreement reasonably necessary to prevent distortions or the enlargement of CCH’s rights and benefits hereunder. For example, if the Company issues additional Equity Interests in exchange for consideration of cash or assets with a fair market value of $200,000,000 (or receives a capital contribution of such amount or with such value), then the Base Threshold would be increased by $200,000,000 and if the Company pays a dividend or makes a distribution in the amount of $100,000,000, the Base Threshold would be decreased by $100,000,000. (b) Promptly (and in any event within ten (10) Business Days) following any event that would trigger an adjustment pursuant to this Section 8 (including the declaration or payment of any dividend, distribution or similar payment or any issuance of equity, other than options, profit interests or other equity awards issued to employees, directors or consultants of the Company or any of its subsidiaries (or equity issued upon exercise thereof)), the Company will provide CCH with a notice containing a reasonable description of such event and the proposed adjustment to the Base Threshold, and, if applicable, other terms of this Agreement approved by the Board as a result thereof (an “Adjustment Notice”).

(c) Within ten (10) Business Days following receipt by CCH of such Adjustment Notice, CCH may deliver an objection notice to the Company of any dispute it has with respect to the proposed adjustment to the Base Threshold or any proposed amendment to any other provision of this Agreement contained in the Adjustment Notice (an “Objection Notice”). If the Company does not receive such a notice by 5:00 p.m. New York City time on the tenth (10th) Business Day following the date on which CCH has received the Adjustment Notice, the adjustments proposed in the Adjustment Notice shall be deemed final and binding on the Company and CCH.

(d) If CCH delivers an Objection Notice, the Company and CCH shall negotiate in good faith for up to thirty (30) days (or such longer period as they may mutually agree) to come to mutual agreement with respect to the proposed adjustment. During such period, the Company shall provide CCH with such information as it may reasonably request in order to ascertain the appropriate adjustment; provided, that such information shall be subject to the confidentiality obligations of Section 10 hereof and CCH shall be required to sign customary auditor access letters prior to being provided with any information that the auditors of any relevant entity may require be subject to such access letters.

(e) If CCH and the Company are unable to reach agreement pursuant to clause (d), then CCH and the Company shall jointly engage an Appraiser (or Appraisers, if applicable) selected in accordance with the procedures described in Section 6, to resolve such dispute (acting as an expert and not an arbitrator) within thirty (30) days after such Appraiser(s) is (are) engaged in accordance with this Agreement. CCH and the Company shall each use commercially reasonable efforts to cause the Appraiser(s) to deliver a written report (or reports, if applicable) containing its (or their) determination(s) of the appropriate adjustment within thirty (30) days of the engagement thereof. In the event that there are two Appraisers, then the adjustment shall be the midpoint of the adjustments provided by each such Appraiser, determined in accordance with the procedures set forth in this Section 8.

(i)

CCH and the Company shall each provide the Appraiser(s) with a statement of its proposed adjustment with such supporting presentations and materials as it may deem appropriate within ten (10) Business Days following engagement of the Appraiser(s). In addition, the Company shall make available to the Appraiser(s) the books and records of any relevant entity the Appraiser(s) may reasonably request for purposes of its (or their) assignment. Each party shall provide the other with complete and accurate copies of all materials provided to the Appraiser(s), which, in the case of materials received by CCH, shall be subject to Section 10 hereof (and the execution of customary auditors access letters as described above).

(ii)

The engagement with the Appraiser(s) shall contain customary confidentiality provisions reasonably acceptable to the Company and the Appraiser(s) may be required to enter into customary auditors access letters with respect to any information that the auditors of any relevant entity may require be subject to such access letters. The Appraiser(s) shall issue report(s) regarding its (or their) determination of the appropriate adjustment; provided, that the Appraiser(s) may not determine an adjustment more favorable to CCH than as proposed by CCH and may not determine an adjustment less favorable to CCH than as proposed by the Company. The Appraiser(s) report(s) (or the midpoint of the adjustment in each report, as applicable) shall be final and binding on CCH and the Company for purposes of this Agreement and shall be enforceable as an arbitration award would be, except that the activities of the Appraiser(s) and the procedures and submissions contemplated hereby are intended to be less formal than many arbitrations and no formal rules of arbitration shall be followed (including with respect to rules of procedure and discovery).

(iii)	The fees, costs and expenses of the Appraiser(s) shall be borne equally by CCH and the Company.

(f) Notwithstanding any provision of this Section 8 to the contrary, the Appraiser(s) shall not have authority to resolve any dispute relating to any matter other than proposed changes to the Base Threshold and any dispute relating to changes proposed by the Company with respect to other terms of this Agreement that cannot be resolved during the negotiation period described in clause (d) shall (unless otherwise agreed by the Company and CCH) be resolved by legal action brought in accordance with the terms of this Agreement.

9. CCH Not an Equity Interest Holder.

(a) CCH shall not be entitled to vote or receive dividends or be deemed the holder of any Equity Interests of the Company or the issuer of any Reference Equity for any purpose, nor shall anything contained in this Agreement be construed to confer upon CCH, as such, any of the rights of an equityholder of the Company or the issuer of any Reference Equity or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of Equity Interests, reclassification of Equity Interests, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends, distributions or subscription rights, or otherwise.

(b) During the term of this Agreement and until the earliest to occur of the Exchange Date, exercise of any vested and non-forfeited portion of the EAR pursuant to Section 5 or such time as the EAR is forfeited in its entirety, the Company shall furnish (i) no later than December 1 of each year, summary unaudited interim financial information for Borrower consisting of a summary balance sheet, summary income statement and summary statement of cash flows (such financial information, the “Summary Financial Information”) as of or for the 9-months ended September 30 of such year prepared based on information prepared in accordance with GAAP, but which shall not be required to include footnotes or take into account normal year-end adjustments and (ii) as soon as reasonably practicable following the end of each fiscal year, audited financial statements (“Annual Audited Financial Statements”) for Borrower for such fiscal year, prepared in accordance with GAAP, accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP; provided, that the Company may redact any information from such audited financial statements that Borrower reasonably believes is competitively sensitive. At the election of the Company, the Company may elect to deliver Summary Financial Information and audited financial statements of the Company or any other wholly- owned subsidiary of the Company that consolidates the operations of the operating subsidiaries of the Company’s subsidiaries, rather than Borrower (in which case the Company shall provide CCH with a reasonably detailed explanation for such change).

10. Confidentiality. CCH agrees that it will keep confidential and will not disclose, divulge or use for any purpose (other than to monitor the value of, and determining the exercise of, the EAR or in connection with resolution of any dispute hereunder) any confidential information obtained from the Company or any of its Affiliates pursuant to the terms of this Agreement or in connection with any dispute resolution process hereunder, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 10 by CCH), (b) is or has been independently developed or conceived by CCH without use of the Company’s confidential information or (c) is or has been made known or disclosed to CCH by a third party without a breach of any obligation of confidentiality such third party may have to the Company or its Affiliates; provided, however, that CCH may disclose confidential information (x) to its employees, Affiliates, attorneys, consultants and other professionals to the extent necessary to perform services in connection with the CCA; or (y) as may otherwise be required by law, provided that CCH promptly notifies the Company of such disclosure and takes such steps as are reasonably requested by the Company to minimize the extent of any such required disclosure and, at the expense of the Company, cooperate with the Company to obtain confidential treatment thereof; provided, that, in the case of clause (x), CCH shall instruct those to whom the information is provided of the confidentiality requirements of this Agreement, and CCH will be liable for damages arising from any breaches of such confidentiality by any such Person described in clause (x). Notwithstanding anything to the contrary in this Agreement or otherwise, CCH may disclose to any person the tax treatment, tax strategies and tax structure of the EAR and all materials provided to CCH relating to such tax treatment, tax structure or tax strategies.

11. Representations and Warranties.

(a)	The Company represents and warrants to CCH as follows as of the date hereof:

(i)	The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(ii)

The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to effect the transactions contemplated hereby. The Company’s execution and delivery of this Agreement have been duly and validly authorized by all necessary limited liability company action on the Company’s behalf, and this Agreement constitutes a legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(iii)

As of the date hereof, the NMP Entities collectively own approximately 93% of the aggregate ordinary voting power of the Company. The Company is the indirect beneficial owner of all of the Equity Interests of Intermediate, Signify and Borrower. Notwithstanding the foregoing, CCH acknowledges that the Equity Interests of the Company and/or its subsidiaries have been or may be pledged as collateral pursuant to the Credit Agreement or any future financing. One or more subsidiaries of the Company collectively own all of the assets reasonably required to perform the services to be provided pursuant to the CCA (as conducted as of the date hereof) except for such services as may be provided by subcontracting arrangements contemplated as of the date hereof or as may be implemented in the future in accordance with the terms of the CCA.

(iv)

The Company has provided to CCH (or its Affiliate) complete copies of the audited consolidated balance sheets of Borrower and of Remedy Partners, LLC, an Affiliate of Borrower, each as of December 31, 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal year then ended (it being understood that certain information has been redacted therefrom as reflected in the copy of such document provided to CCH or its Affiliate). Such financial statements have been prepared in accordance with GAAP except as may be indicated in the notes thereto and present fairly, in all material respects, the respective financial positions of Borrower and of Remedy Partners, LLC, as of the dates of such financial statements and Borrower and Remedy Partners, LLC respective results of operations and cash flows for the periods then ended. No events have occurred subsequent to December 31, 2018 and prior to the date hereof that, alone or in the aggregate, would require a material restatement of such audited financial statements in accordance with GAAP or had a material adverse effect on the financial condition, business, results of operations or properties of Borrower and its subsidiaries, taken as a whole, or Remedy Partners, LLC and its subsidiaries, taken as whole, as applicable.

(b)	CCH represents and warrants to the Company as follows:

(i)	CCH is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(ii)

CCH has all requisite limited liability company power and authority to execute and deliver this Agreement and to effect the transactions contemplated hereby. CCH’s execution and delivery of this Agreement have been duly and validly authorized by all necessary limited liability company action on CCH’s behalf, and this Agreement constitutes a legal, valid and binding obligation, enforceable against CCH in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(iii)

CCH is and shall be throughout the term of this Agreement either (x) a “domestic corporation” for US federal income tax purposes or (y) an entity disregarded for US federal income tax purposes from its sole owner, which is a domestic corporation for US federal income tax purposes.

(iv)	CCH is an “Accredited Investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act.

(c)

CCH acknowledges and agrees that (x) neither the Company nor any of its Affiliates (and none of its and their respective officers, directors, Affiliates, representatives and agents) has made or shall be deemed to have made, and CCH has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company or the subject matter of this Agreement or the transactions contemplated hereby, or the accuracy or completeness of any information regarding the Company, its business, the subject matter of this Agreement or the transactions contemplated hereby furnished or made available to CCH or its representatives, other than the respective representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement and (y) neither the Company nor any of its Affiliates (and none of its and their respective officers, directors, Affiliates, representatives and agents) shall have or be subject to any liability to CCH or any other person or entity resulting from or in connection with the dissemination to CCH or its representatives, or any other person or entity, or the use by CCH, its representatives or any other person or entity of any such information or resulting from or in connection with any omission from such information, including any information, documents or material made available through any management presentation or in any other form in connection with or expectation of the entry into this Agreement or the transactions contemplated hereby provided, however, that clause (y) shall not apply with respect to the respective representations, warranties, covenants and agreements of the Company made in this Agreement.

12. Compliance with Law; Withholding.

(a) The EAR shall not be exercisable, and no payment shall be made, except in compliance with all applicable federal and state laws and regulations, any listing agreement with any stock exchange to which the Company (or the issuer of any Reference Equity) is a party, and the rules of all domestic stock exchanges on which the Company’s (or any successor’s or parent’s) Shares may be listed. The Company shall have a right to rely on an opinion of its legal counsel as to compliance.

(b) Each of the Company and its Affiliates shall have the right to deduct and withhold from any amounts payable (or deemed paid) by the Company or any of its Affiliates in respect of this Agreement an amount equal to any taxes required to be deducted and withheld for federal, state or local income or other tax purposes in respect thereof. To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to CCH as provided in this Agreement. CCH agrees to furnish to the Company all information requested by the Company to enable it or its Affiliates to comply with any reporting or other requirements imposed upon the Company or its Affiliates by or under any applicable statute or regulation.

(c) In connection with the execution of this Agreement, CCH shall deliver to the Company a properly completed IRS Form W-9 in its name certifying that it is exempt from (or otherwise not subject to) backup withholding taxes. If such form expires, CCH shall promptly notify the Company and deliver an updated IRS Form W-9 (or any applicable successor form) in its name conforming to the foregoing requirements.

13. Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party and delivered (a) personally, (b) by e-mail (provided that notice by e-mail shall only be deemed delivered if a copy of said notice is also sent within one (1) Business Day in accordance with clause (c)), or (c) nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows (or to such other address as the Company or CCH may provide in accordance with this Section 13):

If to the Company:

Cure TopCo, LLC

c/o Signify Health

4055 Valley View Ln, Suite 400

Dallas, TX 75244

E-mail:

Attention: Kyle Armbrester

with copies to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

E-mail:

Attention: John Sorkin, Esq.; Garrett Charon, Esq.

and

New Mountain Partners V, L.P.

c/o New Mountain Capital, L.L.C.

787 Seventh Avenue, 49th Floor

New York, NY 10019

E-mail:

Attention: Matthew Holt and Kyle Peterson

If to CCH:

Collaborative Care Holdings, LLC

11000 Optum Circle

Eden Prairie, MN 55344

E-mail:

Attention: Troy Borca

with copies to (which shall not constitute notice):

OptumInsight, Inc.

11000 Optum Circle

Eden Prairie, MN 55344

E-mail:

Attention: General Counsel

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 S. Seventh Street

Minneapolis, MN 55402-3901

E-mail:

Attention: Ben Stacke, Esq.

Such notice shall be deemed given one (1) Business Day after delivery in conformity with the terms of this Section 13.

14. Operation of CCA. Nothing herein shall be construed to preclude either Signify or UHS from exercising their respective rights and performing their respective obligations under the CCA.

15. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

16. Successor and Assigns. This Agreement and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company and CCH, subject to Sections 7 and 17.

17. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Company and its successors and, in the case of CCH, its permitted successors in accordance with Sections 7 and 16 and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement. Notwithstanding anything to the contrary contained herein, neither the Company nor the Company Board shall take or consent to any action under this Agreement without obtaining the prior written consent of NMP V (which consent may be given or withheld in its sole discretion) to the extent specified herein and NMP V shall be deemed an express third party beneficiary of this Agreement for purposes of enforcing this sentence and any other provision of this Agreement referencing the consent of NMP V.

18. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

19. Amendment and Modification; Waiver; Termination. Except as otherwise provided herein, any term of this Agreement may be amended or waived only with the written consent of the Company (subject to receipt of the written consent of NMP V) and by CCH. This Agreement will terminate (a) if a Change in Control or Corporate Transaction has not occurred on or prior to the Expiration Date, on the Expiration Date or (b) if a Change in Control or Corporate Transaction has occurred on or prior to the Expiration Date, at the later of (i) the consummation of such Change in Control or Corporate Transaction and (ii) the last date on which payments are made pursuant to this Agreement; provided, that if the Company Board permits early exercise of any vested and non-forfeited portion of the EAR upon CCH’s request, this Agreement will terminate on the last date on which payment is made with respect to the early exercise.

20. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

22. Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may only be instituted in the federal courts of the United States of America located in New York County in the State of New York or the courts of the State of New York located in New York County in the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

23. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

25. No Strict Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

26. Subordination. CCH acknowledges and agrees that this Agreement and all of the rights and obligations hereunder (whether or not expressly provided for herein) are subordinate to the Credit Agreement or any other third-party financing arrangement to which the Company or any of its subsidiaries is subject and the Company’s rights and obligations in respect thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Agreement effective as of the Effective Date.

CURE TOPCO, LLC

By:	/s/ Matt Holt
Name: Matt Holt
Title: President

Accepted and agreed

COLLABORATIVE CARE HOLDING, LLC

By:	/s/ Tim Wicks
Name: Tim Wicks
Title: Chief Financial Officer, Optum

[SIGNATURE PAGE TO EQUITY APPRECIATION FEE RIGHTS AGREEMENT]